Exhibit 10.27
BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
SUPPLEMENTAL PENSION PLAN
(Amended and Restated Effective January 1, 2007)

TABLE OF CONTENTS

ARTICLE I GENERAL	1
1.1 Purpose and Effective Date	1
1.2 Plan Administration; Source of Benefit Payments	1
1.3 Limitation on Provisions	1
1.4 Inactive Participation	1
1.5 Plan Supplements	2

ARTICLE II DEFINITIONS.	3
2.1 Accrued Benefit	3
2.2 Administrative Committee	3
2.3 Code	3
2.4 Corporation	3
2.5 Deferred Compensation Plan	3
2.6 Effective Date	3
2.7 ERISA	3
2.8 Excess Benefit	3
2.9 Non-Participating Employer	3
2.10 Participant	3
2.11 Participating Employer	3
2.12 Pension Make-Whole Benefit	3
2.13 Pension Plan	3
2.14 Plan	3
2.15 Qualified Benefit	3
2.16 Special Supplemental Benefit	3

ARTICLE III PARTICIPATION IN THE PLAN	4
3.1 Eligibility	4
3.2 Restricted Participation	4
3.3 No Contract of Employment	4
3.4 Participation Freeze	4

ARTICLE IV AMOUNT AND PAYMENT OF PLAN BENEFITS.	6
4.1 Plan Benefits	6
4.2 Excess Benefit	6
4.3 Pension Make-Whole Benefit	6
4.4 Special Supplemental Benefits	6
4.5 Actuarial Equivalence	7
4.6 Time and Form of Payment	7
4.7 Withholding Taxes	7
4.8 Beneficiaries	8
4.9 Limitations on Payment	8

ARTICLE V ADMINISTRATION.	9
5.1 Administrative Committee	9
5.2 Administrative Committee Powers	9
5.3 Uniform Application of Rules	10
5.4 Claims Procedure	10
5.5 Action by Administrative Committee	11
5.6 Indemnity	11

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TABLE OF CONTENTS

ARTICLE VI AMENDMENT AND TERMINATION	12
6.1 Amendment and Termination	12
6.2 Successors and Assigns	12

ARTLCLE VII MISCELLANEOUS	13
7.1 Unfunded Plan	13
7.2 Unsecured General Creditor	13
7.3 Nonassignability	13
7.4 Not a Contract of Employment	13
7.5 Protective Provisions	14
7.6 Governing Law	14
7.7 Severability	14
7.8 Notice	14
7.9 Successors	14
7.10 Action by Corporation	14
7.11 Effect on Benefit Plans	14
7.12 Participant Litigation	14

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BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
SUPPLEMENTAL PENSION PLAN
(Amended and Restated Effective January 1, 2007)
ARTICLE I
GENERAL
     1.1 Purpose and Effective Date. Baxter International Inc. (the “Corporation”) established the Baxter International Inc. and Subsidiaries Supplemental Pension Plan (the “Plan”), effective as of January 1, 1989, to assist in providing retirement and other benefits to certain employees of the Corporation and its affiliates which are in addition to those provided under the Baxter International Inc. and Subsidiaries Pension Plan (the “Pension Plan”). The Plan was previously amended effective January 1, 2005. The following provisions constitute an amendment and restatement of the Plan effective as of January 1, 2007, the “Effective Date” of the Plan set forth herein. The Plan is intended to constitute an “excess benefit plan” within the meaning of Section 3(36) of ERISA with respect to the benefits provided under Section 4.2 that are in excess of those that may be provided under the Pension Plan because of the application of Code Section 415, and an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees with respect to the other benefits provided under the Plan.
     1.2 Plan Administration; Source of Benefit Payments. The authority to control and manage the operation and administration of the Plan shall be vested in the Administrative Committee, which shall be the “administrator” of the Plan for purposes of Section 3(16)(A) of ERISA. In controlling and managing the operation and administration of the Plan, the Administrative Committee shall have the same rights, powers and duties as those delegated to such Committee under the Pension Plan, and any ruling, regulation, procedure or decision of the Administrative Committee, or any person acting under its authority, shall be conclusive and binding upon all persons affected by it. A Participating Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Participating Employer or any affiliate thereof, provided, however, that nothing in the Plan shall require the Corporation or any Participating Employer to establish any trust to provide benefits under the Plan.
     1.3 Limitation on Provisions. Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and conditions of the Pension Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.
     1.4 Inactive Participation. Except as otherwise specifically provided herein, the benefits, if any, payable to or on behalf of Participants who terminated employment with the Corporation and its affiliates prior to the Effective Date shall be determined in accordance with the terms of the Plan as in effect on such termination of employment.

     1.5 Plan Supplements. The provisions of the Plan as applied to any Participating Employer or Participant may be modified and/or supplemented from time to time by the adoption of one or more Supplements. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.

ARTICLE II
DEFINITIONS
     2.1 Accrued Benefit. Accrued Benefit shall have the meaning ascribed to such term under the Pension Plan.
     2.2 Administrative Committee. Administrative Committee shall have the meaning ascribed to such term under the Pension Plan.
     2.3 Code. Code means the Internal Revenue Code of 1986, as amended.
     2.4 Corporation. Corporation has the meaning ascribed to such term in Section 1.1.
     2.5 Deferred Compensation Plan. Deferred Compensation Plan means Baxter International Inc. and Subsidiaries Deferred Compensation Plan.
     2.6 Effective Date. Effective Date means January 1, 2002.
     2.7 ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     2.8 Excess Benefit. Excess Benefit means the benefit determined under Section 4.2.
     2.9 Non-Participating Employer. A Non-Participating Employer means any Employer which is not a Participating Employer.
     2.10 Participant. Participant means an employee of a Participating Employer who is eligible for an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, as set forth in Section 3.1.
     2.11 Participating Employer. Participating Employer means the Corporation and any affiliate of the Corporation, which is a Participating Employer under the Pension Plan.
     2.12 Pension Make-Whole Benefit. Pension Make-Whole Benefit means the benefit determined under Section 4.3.
     2.13 Pension Plan. Pension Plan has the meaning ascribed to such term in Section 1.1.
     2.14 Plan. Plan has the meaning ascribed to such term in Section 1.1.
     2.15 Qualified Benefit. Qualified Benefit means the Participant’s actual Accrued Benefit payable under the Pension Plan.
     2.16 Special Supplemental Benefit. Special Supplement Benefit means the benefit determined under Section 4.4.

ARTICLE III
PARTICIPATION IN THE PLAN
     3.1 Eligibility. An employee of a Participating Employer shall become a Participant in the Plan on the first date such employee is eligible for an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, in accordance with the following:
(a)	Each participant in the Pension Plan who has a fully vested interest in his or her Accrued Benefit under the Pension Plan and whose benefit under the Pension Plan is limited by reason of the application Section 415 or Section 401(a)(17) of the Code shall be eligible for an Excess Benefit, determined in accordance with Section 4.2.

(b)	Each participant in the Pension Plan who has a fully vested interest in his or her Accrued Benefit under the Pension Plan and who also is a participant in the Deferred Compensation Plan shall be eligible for a Pension Make-Whole Benefit, determined in accordance with Section 4.3.

(c)	The Administrative Committee (or the person or persons delegated such authority by the Administrative Committee), in its sole discretion, shall designate the individuals, if any, who shall be eligible for Special Supplemental Benefits.
     3.2 Restricted Participation. Notwithstanding any other provision of the Plan to the contrary, if the Administrative Committee determines that participation by one or more Participants shall cause the Plan as applied to any Participating Employer to be subject to Part 2, 3 or 4 of Subtitle B of Title I of ERISA, the entire interest of such Participants under the Plan shall be immediately paid to them by each applicable Participating Employer, or shall otherwise be segregated from the Plan in the discretion of the Administrative Committee, and such Participants shall cease to have any interest under the Plan. In the event the Participant has died, the foregoing provisions of this Section 3.2 shall apply to the Participant’s interest, if any, which is payable to the Participant’s surviving spouse or other beneficiary.
     3.3 No Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Corporation or any Participating Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
     3.4 Participation Freeze. Participation in the Plan is frozen effective December 31, 2006, and no Employees shall become Participants after such date, subject to the following:
(a)	No Employee who is hired by a Participating Employer after December 31, 2006, or who was hired by a Non-Participating Employer prior to January 1, 2007, and transferred to a Participating Employer after December 31, 2006, shall be eligible to Participate in the Plan.

(b)	An Eligible Employee who was employed by a Participating Employer on December 31, 2006, but who had not satisfied the requirements of Section 3.1(b) of the Pension Plan on such date, shall become a Participant on the first Entry Date after he satisfies such requirements, unless he elects not to become a Participant as provided in subparagraph (c) below.

(c)	The election of a Participant or Eligible Employee (as defined in the Pension Plan) to either cease accruing benefits as of December 31, 2006, under the Pension Plan, or not to become a Participant in the Pension Plan after December 31, 2006, shall also apply under this Plan. The Plan Benefit of a Participant who elects under the Pension Plan to cease accruing benefits shall thereafter be equal to his Plan Benefit as of December 31, 2006, which shall not be adjusted for subsequent changes in his Average Monthly Compensation, Years of Service, Projected Benefit Service, or Primary Social Security Benefit, but such Participant shall continue to earn Years of Service for purposes of vesting, and Points (as such terms are defined in the Pension Plan), and his Plan Benefit shall be payable upon retirement or other Termination of Employment as otherwise provided herein. An Eligible Employee who elects not to become a Participant in the Pension Plan shall thereafter be ineligible to become a Participant in this Plan.

(d)	To the extent permitted by Section 4.4, an Employee not otherwise eligible to participate in the Plan may be eligible to receive a Special Supplemental Benefit.

ARTICLE IV
AMOUNT AND PAYMENT OF PLAN BENEFITS
     4.1 Plan Benefits. Eligible Participants under the Plan shall receive an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, in the amount and payable at the times set forth in the following provisions of this Article 4.
     4.2 Excess Benefit. As of any date, an eligible Participant’s “Excess Benefit” under the Plan shall be an amount equal to the Qualified Benefit the Participant would be eligible for under the Pension Plan as of such date if such Qualified Benefit were determined without regard to limitations of Section 415 and Section 401(a)(17) of the Code, reduced by the Participant’s Qualified Benefit as of such date. A Participant’s Excess Benefit, if any, shall be paid at the time and in the form provided in Section 4.6.
     4.3 Pension Make-Whole Benefit. As of any date, an eligible Participant’s “Pension Make-Whole Benefit” under the Plan shall be an amount equal to:
(a)	the Qualified Benefit the Participant would be eligible for under the Pension Plan as of such date if such Qualified Benefit were determined (i) without exclusion of compensation deferred under the Deferred Compensation Plan, and (ii) without regard to the limitations of Code Sections 415 and 401(a)(17), reduced by

(b)	the sum of (i) the Participant’s actual Qualified Benefit under the Pension Plan as of such date, and (ii) the amount of any Excess Benefit determined under Section 4.2 without regard to such deferred compensation.
A Participant’s Pension Make-Whole Benefit, if any, shall be paid at the time and in the form provided in Section 4.6.
     4.4 Special Supplemental Benefits. The amount, if any, of a Participant’s “Special Supplemental Benefit” shall be determined by the Administrative Committee, shall be subject to such terms and conditions as the Administrative Committee may establish, and shall be payable at the times and in the form determined by the Administrative Committee. Effective as of January 1, 2005, the time and form of payment of any Special Supplemental Benefit shall be specified by the Administrative Committee at the time the Administrative Committee establishes the Participant’s right to the Special Supplemental Benefit. In the event that any right to a Special Supplemental Benefit was not fully vested on December 31, 2004, and is not amended not later than December 31, 2006 (or such later date as may be permitted in transitional relief issued by the Secretary of the Treasury) to specify the time and form of payment in a manner that satisfies the requirements of Section 409A (as defined in Section 4.7), such Special Supplemental Benefit shall be paid in the form specified in Section 4.6. The Administrative Committee, in its sole discretion, may delegate its authority under this Section 4.4 to any person or persons in connection with the award of Special Supplemental Benefits to a particular Participant, a class of Participants, or all Participants. All rights to Special Supplemental Benefits shall be set forth in writing, which writing may include an employment contract or similar agreement, and a copy of all actions taken by the Administrative Committee or its delegate with respect to Special Supplemental Benefits under the Plan shall be sent to the Corporate Counsel in charge of the Company’s employee benefit plans. Anything else contained herein to the contrary notwithstanding, no person shall have any right to a Special Supplemental Benefit in the absence of a written instrument setting forth the terms of such Special Supplemental Benefit.
     4.5 Actuarial Equivalence. To the extent applicable, the benefits payable to any person under the Plan shall be determined by applying the appropriate interest rate and other actuarial assumptions set forth in the Pension Plan.
     4.6 Time and Form of Payment. The Excess Benefit and Pension Make-Whole Benefit, if any, of a Participant whose Qualified Benefit commences not later than December 31, 2007 (or such later date as may be determined under the last sentence of this Section 4.6), shall commence at the same time and be paid in the same manner as the Participant’s Pension Plan benefit. The Excess Benefit and Pension Make-Whole Benefit, if any, of a Participant whose Qualified Benefit commences after December 31, 2007 (or such later date) shall commence on the earliest date after the Participant has incurred a termination of employment on which the Participant could elect to commence the payment of his Qualified Benefit under the terms of the Pension Plan in effect on December 31, 2007. If the Participant elects to commence his Qualified Benefit on the same date, the Excess Benefit and Pension Make-Whole Benefit shall be paid in the same form as the Qualified Benefit, provided that the Qualified Benefit is paid either in the normal form of benefit, as defined in Section 7.1 of the Pension Plan, or in one of the optional forms permitted by Section 7.2(a), (b) or (c) of the Pension Plan, as both such sections are in effect on December 31, 2007. If the Participant does not elect to commence the payment of his Qualified Benefit on such date, his Excess Benefit and Pension Make-Whole Benefit shall be paid in the normal form of benefit, as defined in the preceding sentence, and shall be adjusted by the appropriate Early Retirement Reduction Factors provided in the Pension Plan as if the Qualified Benefit had begun on the same date; provided that the Administrative Committee may, but shall not be obligated to, permit such Participant to elect any of the optional forms described in the prior sentence to the extent permissible under Section 409A (as defined in Section 4.9). The provisions of this Section 4.6 are subject to the limitations set forth in Section 4.9. Notwithstanding the foregoing, if the Secretary of the Treasury further extends the transitional relief contained in Section 3.03 of IRS Notice 2006-79 to apply to Qualified Benefits that begin after December 31, 2007, the date to which such transitional relief is extended shall be substituted for December 31, 2007, in the first two sentences of this Section 4.6.
     4.7 Withholding Taxes. Benefits and payments under the Plan are subject to the withholding of all applicable taxes. Notwithstanding any provision of the Plan to the contrary, a Participant’s initial benefit payment under the Plan shall be in an amount sufficient pay any remaining employment tax required to be withheld with respect to Plan benefits. To the extent such amount is in excess of the first distribution that would otherwise have been made based on the form of benefit elected by the Participant, subsequent payments will not begin until the aggregated payments that would have been made under the form of benefit elected by the Participant exceed the amount of such initial distribution.

     4.8 Beneficiaries. A Participant’s beneficiary under the Plan with respect to benefits payable under the Plan following the Participant’s death, if any, shall be the Participant’s beneficiary under the Pension Plan.
     4.9 Limitations on Payment. Anything else in this Plan to the contrary notwithstanding, effective January 1, 2005, (i) no amount shall be paid to any Participant by reason of the Participant’s retirement or other termination of employment unless such Participant has incurred a “separation from service” as defined in Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004 and as interpreted by Treasury Regulations or other authority issued thereunder (“Section 409A”), (ii) no amount shall be paid to any Participant who is a “key employee”, as defined in Section 409A, until six months after such Participant has incurred a separation from service, and any amounts that would otherwise have been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period, (iii) in no event shall the payment of any benefit be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Administrative Committee’s discretion, or otherwise, except as permitted by Section 409A, and (iv) in the event that the Administrative Committee, in its sole discretion, determines that any time or form of payment provided for in the Plan, or the existence of a right to elect a time or form of distribution (including without limitation the payment of benefits in the same form elected by a Participant under the Pension Plan), would cause the Plan to fail to meet the requirements of Section 409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Administrative Committee shall amend the Plan to modify or remove the form of distribution or election right. Except as otherwise determined by the Administrative Committee, the foregoing restrictions under Section 409A shall apply to the entire benefit of a Participant if any portion of the Participant’s benefit was accrued or vested on or after January 1, 2005, but shall not apply to a Participant whose entire benefit was accrued and vested prior to such date. For purposes of clause (ii), the status of Participants as key employees shall be determined as of December 31 of each year, and if a Participant is determined to be a key employee on any December 31, the restriction of clause (ii) shall apply if and only if he incurs a termination of employment at any time during the twelve month period commencing on the following April 1.

ARTICLE V
ADMINISTRATION
     5.1 Administrative Committee. The Plan is administered by the Administrative Committee, which is the Plan Administrator for purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Baxter has appointed the members of the Administrative Committee to administer the Plan. Members of the Administrative Committee may be Participants in the Plan.
     5.2 Administrative Committee Powers. The Administrative Committee has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:
(a)	Interpretation of Plan. The Administrative Committee has the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;

(b)	Plan Procedures. The Administrative Committee has the power, right and duty to adopt procedures, rules, regulations and forms to be followed by employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment, and which procedures may provide for any election or consent to be made by electronic mail, internet website, voice response system or other electronic method to the extent permitted by applicable law;

(c)	Benefit Determinations. The Administrative Committee has the power, right and duty to make determinations as to the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Committee; and

(d)	Allocation of Duties. The Administrative Committee is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrative Committee or Baxter.

(e)	Plan Amendments. The Administrative Committee has the power and right, at any time, to amend or supplement the Plan. Notwithstanding the foregoing provisions of this Section 5.2(e), no amendment of the Plan shall reduce the benefit to which a Participant would be entitled if he had terminated employment immediately prior to the adoption of the resolution amending the Plan; provided, however, the Administrative Committee or Corporation, as applicable, may amend the Plan at any time to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.
     5.3 Uniform Application of Rules. The Administrative Committee will apply all rules, regulations, procedures and decisions uniformly and consistently to all Participants similarly situated. Any ruling, regulation, procedure or decision of the Administrative Committee will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrative Committee which is within its authority, except as provided in Section 5.4 below. When making a determination or a calculation, the Administrative Committee will be entitled to rely on information supplied by any Employer, accountants and other professionals including, but not by way of limitation, legal counsel for Baxter or any Employer.
     5.4 Claims Procedure. Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Administrative Committee. Such claim shall be filed not more than one year after the Applicant knows, or with the exercise of reasonable diligence would know, if the basis for the claim. A formal claim shall not be required for the distribution of a Participant’s Accounts in the ordinary course of business, but in any case a claim that relates to a dispute over the amount of a distribution shall be filed not more than one year after the distribution is paid. The Administrative Committee may, in its sole discretion (and notwithstanding the first sentence of Section 5.3) accept a claim that is filed late if it determines that special circumstances warrant acceptance of the claim.
     If a claim for benefits by the Applicant is denied, in whole or in part, the Administrative Committee, or its delegate, shall furnish the Applicant within 90 days after receipt of such claim, a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 5.4. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his claim is denied after an appeal and review. The 90 day period may be extended by up to an additional 90 days if special circumstances required, in which event the Applicant shall be notified in writing by the end of the initial 90 day period of the reason for the extension and an estimate of when the claim will be processed.
     Any Applicant whose claim is denied under the provisions described above, or who has not received from the Administrative Committee a response to his claim within the time periods specified in the provisions described above may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. If such a request is made, the Administrative Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the reason for the extension and an estimate of when the review will be complete shall be given to the Applicant before the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA.
     No person entitled to benefits under the Plan shall have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court or administrative agency prior to his filing a claim for benefits and exhausting all of his rights under this Section 5.4, or more than 180 days after he receives the Administrative Committee’s decision on review of the denial of his claim. Although not required to do so, an Applicant, or his representative, may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, shall permanently bar the Applicant, and his successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.
     5.5 Action by Administrative Committee. Action by the Administrative Committee will be subject to the following special rules:
(a)	Meetings and Documents. The Administrative Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents.

(b)	Action by Majority. The Administrative Committee will act by a majority decision which action will be as effective as if such action had been taken by all Administrative Committee members, provided that by majority action one or more Administrative Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Administrative Committee members.

(c)	Resolving Deadlocks. If there is an equal division among the Administrative Committee members with respect to any question a disinterested party may be selected by a majority vote to decide the matter. Any decision by such disinterested party will be binding.
     5.6 Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former Administrative Committee members, officers, or directors of Baxter, the Employers or their subsidiaries or affiliates, if any, will be indemnified and saved harmless by the Employers from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

ARTICLE VI
AMENDMENT AND TERMINATION
     6.1 Amendment and Termination. As indicated in Section 5.2 above, the Administrative Committee may, at any time, amend or supplement the Plan. The Board of Directors of the Corporation may, at any time, terminate the Plan. Notwithstanding the foregoing provisions of Sections 5.2 or 6.1, neither an amendment or termination of the Plan shall reduce the benefit to which a Participant would be entitled if he had terminated employment immediately prior to the adoption of the resolution amending or terminating the Plan; provided, however, the Administrative Committee or Corporation, as applicable, may amend or terminate the Plan at any time to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature. Upon termination of the Plan, all benefits accrued through the date of termination shall be paid as provided herein; provided that the Administrative Committee may, to the extent permitted under Section 409A, provide for the payment of actuarially equivalent lump sums in full satisfaction of some or all of the accrued benefits.
     6.2 Successors and Assigns. The obligations of the Corporation and the Participating Employers under the Plan shall be binding upon any assignee or successor in interest thereto.

ARTICLE VII
MISCELLANEOUS
     7.1 Unfunded Plan. This Plan is intended to be an unfunded retirement plan maintained primarily to provide retirement benefits for a select group of management or highly compensated employees. All credited amounts are unfunded, general obligations of the appropriate Participating Employer. This Plan is not intended to create an investment contract, but to provide retirement benefits to eligible employees who participate in the Plan. Eligible employees are members of a select group of management or are highly compensated employees, who, by virtue of their position with a Participating Employer, are uniquely informed as to such Participating Employer’s operations and have the ability to affect materially Participating Employer’s profitability and operations.
     7.2 Unsecured General Creditor. In the event of a Participating Employer’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of such Participating Employer, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Participating Employer (the “Policies”) greater than those of any other unsecured general creditors. In that event, any and all of the Participating Employer’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Participating Employer. Participating Employer’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Participating Employer to pay money in the future.
     7.3 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein will preclude a Participating Employer from offsetting any amount owed to it or to any other Employer by a Participant against payments to such Participant or his or her beneficiary.
     7.4 Not a Contract of Employment. The terms and conditions of this Plan will not be deemed to constitute a contract of employment between a Participant and such Participant’s Participating Employer, and neither the Participant nor the Participant’s beneficiary will have any rights against such Participant’s Participating Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan is deemed to give a Participant the right to be retained in the service of his or her Participating Employer or to interfere with the right of such Participating Employer to discipline or discharge him or her at any time.

     7.5 Protective Provisions. A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder.
     7.6 Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois, to the extent not preempted by ERISA.
     7.7 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and the Corporation will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.
     7.8 Notice. Any notice or filing required or permitted to be given to the Corporation or the Administrative Committee under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Administrative Committee, or to the Corporation’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of the Corporation. Notice to a Participant or beneficiary may be hand delivered or mailed to the Participant or beneficiary at his or her most recent address as listed in the employment records of the Corporation. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.
     7.9 Successors. The obligations of the Corporation and the Participating Employers under the Plan shall be binding upon any assignee or successor in interest thereto. The provisions of this Plan will bind and inure to the benefit of the Corporation and the Participating Employers, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.
     7.10 Action by Corporation. Except as otherwise provided herein, any action required of or permitted by the Corporation under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee.
     7.11 Effect on Benefit Plans. Amounts paid under this Plan, will not by operation of this Plan be considered to be compensation for the purposes of any benefit plan maintained by any Participating Employer. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.
     7.12 Participant Litigation. In any action or proceeding regarding the Plan, employees or former employees of the Corporation or a Participating Employer, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Corporation, a Participating Employer, the Administrative Committee, or any member of the Administrative Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of the Corporation, each Participating Employer, the Administrative Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.
* * *
     IN WITNESS WHEREOF, the undersigned duly authorized officer has caused this Plan to be executed this 19th day of December, 2006.

BAXTER INTERNATIONAL INC.
By:
Jeanne K. Mason Corporate Vice President of
Human Resources